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                                                                      EXHIBIT 16
                           [EISNER & CO. LETTERHEAD]


                                 July 1, 1997

Securities and Exchange Commission
450 Fifth Street
Washington, D.C. 20549

     The undersigned served as the certifying accountant for UC Television Network Corp. (the "Company") from October, 1991 until June 24, 1997. The Company has furnished the undersigned with a copy of the Form 8-K which the Company intends to file with the Securities and Exchange Commission on July 1, 1997, and the undersigned agrees, in all material respects, with the statements made by the Company in Item 4 of such report except for the Company's relationship with Price Waterhouse as to which the undersigned has no knowledge.

                                      Richard A. Eisner & Company, L.L.P.

                                      By: /s/ Richard A. Eisner & Company
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